Exhibit 4.1

NUMBER	Flewber Global Inc.	SHARES
CERT.9999		*******9,000,000,000*******
INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE
$0.0001 PAR VALUE COMMON STOCK

COMMON STOCK

THIS CERTIFIES THAT	* SPECIMEN *

Is The Owner of	* NINE BILLION AND 00/100 *

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF
Flewber Global Inc.

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Dated: JANUARY 01, 2009

COUNTERSIGNED AND REGISTERED:

VSTOCK TRANSFER, LLC

Transfer Agent and Registrar

By:		Chief Executive Officer
AUTHORIZED SIGNATURE